Exhibit 99.2


THE THOMAS GROUP                                                416 Main Street
                                                                Suite 1112
INTERNATIONAL                                                   Peoria, IL 61502
A PROFESSIONAL CORPORATION
                                                              TEL.  309.637.8888
                                                              FAX   309.637.8838

      September 12, 2000


Mr. Vern Kendrick, President
WavePower, Inc.
75 NE 6th Ave.
Del Ray Beach, FL 33483

   Re:   Notice of Rescission

Dear Mr. Kendrick:

I am writing to you as general counsel of Enter Tech Corporation. Please allow this writing to serve as formal notice of rescission of that certain Reorganization Agreement dated April 19, 2000 between Enter Tech Corporation and WavePower (the "Agreement"). This letter also serves as formal demand for the return of all stock and funds paid to you by Enter Tech pursuant to that Agreement.

This rescission is based upon the fact that the Reorganization Agreement contains several material misrepresentations as to the intellectual property owned by WavePower, the status of the development of WavePower's products and services, the ability of WavePower to bring its product to market, and the overall originality and visibility of the WavePower concept. A partial list of material misrepresentations is attached hereto. A more comprehensive list can be provided should litigation of this matter prove necessary.

In order to avoid further action, please make immediate arrangements to return all stock and proceeds directly to Enter Tech Corporation.

Very truly yours,

/s/ Stephen J. Thomas

Stephen J. Thomas


Copy:  Mr. Vern Kendrick, home address and faxed to same
       Enter Tech Corporation

PRELIMINARY LIST OF MATERIAL MISREPRESENTATIONS SET FORTH IN REORGANIZATION AGREEMENT

A.   Intellectual Property Owned by WavePower.
     -----------------------------------------

     Exhibit 2.2(d) sets forth a list of patents and trademarks. It appears that none of these items has actually been prosecuted / registered. It is also not at all clear that any effort has been made to ascertain whether this list of items represents patentable or protectible property.

B.   Status of the Development of Wave Power Products and Services.
     --------------------------------------------------------------

     Despite affirmative representations to the contrary, it does not appear that the Wave Power concept is any closer to fruition than it was when the company was acquired. This raises serious doubts as to the veracity of the representations and projections contained throughout the agreement, most notably those set forth in Exhibit 2.2 (A-1).

C.   The Ability of Wave Power to Bring Its Product to Market.
     ---------------------------------------------------------

     It now appears that the management team at Wave Power is not qualified or equipped to bring its products to market, despite affirmative representations to the contrary.

D.   The Overall Originality and Visibility of the Wave Power Concept.
     -----------------------------------------------------------------

     Several representations are made in the Reorganization Agreement which suggest that Wave Power possesses unique or original solutions to the ASP problem. In fact, it now appears that Wave Power will rely upon traditional solutions and means of access, and that these solutions are neither original nor particularly visible in the present internet environment.